TREDEGAR REPORTS THIRD QUARTER 2025 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--November 7, 2025--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported third quarter financial results for the period ended September 30, 2025.
Third quarter 2025 net income (loss) from continuing operations was $7.1 million ($0.20 per diluted share) compared to $(3.4) million ((0.10) per diluted share) in the third quarter of 2024. Net income (loss) from ongoing operations, which excludes special items, was $9.2 million ($0.26 per diluted share) in the third quarter of 2025 compared to $0.2 million ($0.01 per diluted share) in the third quarter of 2024. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2025 and 2024, is provided in Note (a) to the Financial Tables in this press release.
Third Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions was $16.8 million in the third quarter of 2025 versus $6.2 million in the third quarter of 2024 and versus $9.3 million in the second quarter of 2025.
◦Sales volume was 41.3 million pounds in the third quarter of 2025 versus 34.6 million pounds in the third quarter of 2024 and 40.7 million pounds in the second quarter of 2025.
◦Net new orders decreased 5% in the third quarter of 2025 versus the third quarter of 2024 and 16% versus the second quarter of 2025. Open orders at the end of the third quarter of 2025 were 19 million pounds versus 16 million pounds at the end of the third quarter of 2024 and 25 million pounds at the end of the second quarter of 2025.
•EBITDA from ongoing operations for PE Films was $7.2 million in the third quarter of 2025 versus $5.9 million in the third quarter of 2024 and versus $6.7 million in the second quarter of 2025.
◦Sales volume was 9.7 million pounds in the third quarter of 2025 versus 9.6 million pounds in the third quarter of 2024 and 9.8 million pounds in the second quarter of 2025.
John Steitz, Tredegar’s president and chief executive officer, said, “Both business units had a good quarter. At Bonnell, even with the exclusion of inventory flowthrough timing accounting benefits, third quarter financial results improved from second quarter, consistent with the resolution of previously disclosed manufacturing inefficiencies. Net new orders continued at depressed levels since the increase of Section 232 tariffs to 50% from 25% effective in the first week of June, and averaged 3.4, 3.1 and 2.6 million pounds per week in the first, second and third quarters of this year. Shipments have been higher than net new orders, resulting in a decline in open orders from peak levels earlier this year. In addition, tariffs haven't had the expected favorable shift of market share to U.S. aluminum extrusion producers due to the apparent undervaluing of goods by importers, resulting in lower tariffs than otherwise due. On the bright side, while net new order activity remains uncertain, net new orders averaged approximately 3.0 million pounds per week in October.”
Mr. Steitz continued, “PE films continued to perform well with strong cash generation. Net debt declined from $54.8 million at the beginning of the year to $36.2 million on September 30, 2025. To help ensure that we are in the best position to maximize value for shareholders, we are evaluating cost reduction opportunities that should begin to be realized in 2026.”

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions (or Bonnell Aluminum) produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (“B&C”), automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/	Nine Months Ended		Favorable/
(In thousands, except percentages)	September 30,		(Unfavorable)	September 30,		(Unfavorable)
	2025	2024	% Change	2025	2024	% Change
Sales volume (lbs)	41,303	34,556	19.5%	119,911	103,303	16.1%
Net sales	$162,470	$115,717	40.4%	$444,470	$349,353	27.2%
Variable costs	124,462	90,397	(37.7)%	344,043	263,007	(30.8)%
Manufacturing fixed costs[1]	11,906	10,218	(16.5)%	34,879	29,726	(17.3)%
Selling, general and administrative costs[1]	8,948	8,549	(4.7)%	28,489	24,319	(17.1)%
Other[2]	346	376	8.0%	1,808	677	(167.1)%
EBITDA from ongoing operations	$16,808	$6,177	172.1%	$35,251	$31,624	11.5%
Depreciation & amortization	(4,190)	(4,404)	4.9%	(12,509)	(13,392)	6.6%
EBIT from ongoing operations[3]	$12,618	$1,773	611.7%	$22,742	$18,232	24.7%
Capital expenditures	$3,079	$1,449		$7,835	$4,461
1. Excludes related depreciation and amortization.
2. Includes segment allocated employee compensation benefit expenses.
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.

The following table presents the sales volume by end use market for the three and nine months ended September 30, 2025 and 2024, and the three months ended June 30, 2025.

	Three Months Ended		Favorable/	Three Months Ended	Favorable/	Nine Months Ended		Favorable/
(In millions of lbs)	September 30,		(Unfavorable)	June 30,	(Unfavorable)	September 30,		(Unfavorable)
	2025	2024	% Change	2025	% Change	2025	2024	% Change
Sales volume by end-use market:
Non-residential B&C	22.3	18.7	19.3%	22.5	(0.9)%	64.1	59.1	8.5%
Residential B&C	2.3	2.4	(4.2)%	2.3	—%	6.5	6.2	4.8%
Automotive	2.9	3.2	(9.4)%	3.2	(9.4)%	9.2	9.3	(1.1)%
Specialty products	13.8	10.3	34.0%	12.7	8.7%	40.1	28.7	39.7%
Total	41.3	34.6	19.5%	40.7	1.5%	119.9	103.3	16.1%
Third Quarter 2025 Results vs. Third Quarter 2024 Results
Net sales (sales less freight) in the third quarter of 2025 increased 40.4% versus the third quarter of 2024 primarily due to higher sales volume and the pass-through of higher metal costs. Sales volume in the third quarter of 2025 increased 19.5% versus the third quarter of 2024 and 1.5% versus the second quarter of 2025. The Company increased shipments for curtainwall, storefront and institutional walkway covers within the nonresidential B&C market versus the third quarter of 2024. Within the specialty market, shipments for solar panel products within the electrical product group, machinery and equipment, consumer durables and distribution products increased versus the third quarter of last year. The Company attributes the increase in nonresidential B&C and consumer durables to a pull-forward of demand earlier in the year as customers placed orders in anticipation of higher tariff-related pricing (see discussion on net new orders below).
Year-over-year growth in shipments for TSLOTSTM aluminum framing systems was primarily associated with increased demand for infrastructure associated with data containment and data centers. The Company believes that the growth in the solar and distribution markets was partly due to regaining market share previously lost to imported aluminum extrusions.
Net new orders in the third quarter of 2025 decreased 5% versus the third quarter of 2024 and 16% versus the second quarter of 2025. The decrease in net new orders in the third quarter of 2025, which is largely attributed to the tariff increase to 50%, marked the second quarterly decline for this metric, following 10 consecutive quarterly increases.

Open orders at the end of the third quarter of 2025 were 19 million pounds versus 16 million pounds at the end of the third quarter of 2024 and 25 million pounds at the end of the second quarter of 2025. This level falls below the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions that resulted in long lead times.
Effective June 4, 2025, the Section 232 tariffs were increased to 50%, except for the United Kingdom, after previously being increased from 10% to 25%, effective March 12, 2025. These measures are in addition to existing antidumping and countervailing duties. There are no country-specific or product-specific exclusions occurring to date, except for an alternative arrangement with the United Kingdom. Tariffs and duties are part of the mechanical pass-through to customers in the U.S. market for aluminum extrusions for changes in metal costs. In addition, the Company implemented price increases during the third quarter of 2025 to offset other tariff-related cost increases that are not part of the metal cost pass-through mechanism.
The trend of net new orders declined after the most recent tariff increase to 50% from an average of 3.4 million pounds per week for the weekly periods ending from January 5 to June 1, 2025, to an average of 2.7 million pounds per week for the weekly periods ending June 8, 2025 through November 2, 2025. The Company believes that the 20% decline in net new orders after the step-up in tariff to 50% is due to a combination of: lower demand for extrusions in the U.S.; tariffs not resulting in the expected favorable shift of market share to U.S. aluminum extrusion producers due to the apparent undervaluing of goods by importers; and customers pausing orders to evaluate the permanency of the new higher tariff. When the Section 232 program was initially strengthened, while import volume remained high, U.S. producers began to see increased market share gains against imports. However, the U.S. industry has seen these early gains reversed and imports have again begun gaining share at the expense of the domestic industry, which has impacted the Company’s business. The Company is hopeful that the Administration will address the problem.
EBITDA from ongoing operations in the third quarter of 2025 increased $10.6 million versus the third quarter of 2024, primarily due to:
•A $12.7 million increase in contribution margin (net sales less variable costs) associated with:
◦Higher volume ($4.9 million), favorable pricing ($4.2 million) and lower manufacturing costs associated with material yield ($0.5 million favorable in the third quarter of 2025 versus $0.8 million unfavorable in the third quarter of 2024), partially offset by higher labor rates ($0.9 million), unfavorable labor productivity associated with onboarding new employees ($0.7 million), higher maintenance and supply expense, partially due to the impact of tariffs ($0.5 million), and higher utilities ($0.3 million).
◦The timing of the flow-through under the first-in first-out (“FIFO”) method of aluminum raw materials costs, which were previously acquired in a quickly changing commodity pricing environment, causing a temporary mismatch in the change in the cost of raw materials included in variable costs and the pass through to customers included in sales, resulted in a benefit of $4.3 million in the third quarter of 2025 versus a charge of $1.0 million in the third quarter of 2024.
▪The underlying average U.S. Midwest transaction prices for aluminum (which includes tariffs and duties) and the main factor causing the flow-through timing issue for the related periods compared, were $1.89 and $1.49 per pound in August and May of 2025, and $1.25 and $1.36 per pound in August and May of 2024. The average U.S. Midwest transaction prices for aluminum for the third and second quarters of 2025 and third and second quarters of 2024 were $1.90, $1.56, $1.27 and $1.34 per pound, respectively.
•Higher fixed costs primarily associated with wage increases and compensation-related costs ($0.6 million), higher maintenance and utilities expenses ($0.5 million) and added resources to support increasing volume ($0.3 million).
•Higher selling, general and administrative ("SG&A") expenses primarily associated with employee-related compensation ($0.4 million).
First Nine Months of 2025 Results vs. First Nine Months of 2024 Results
Net sales in the first nine months of 2025 increased 27.2% versus the first nine months of 2024 primarily due to higher sales volume and the pass-through of higher metal costs. Sales volume in the first nine months of 2025 increased 16.1% versus the first nine months of 2024.
EBITDA from ongoing operations in the first nine months of 2025 increased $3.6 million in comparison to the first nine months of 2024 primarily due to:
•A $14.0 million increase in contribution margin associated with:
◦Higher volume and favorable mix ($15.6 million), partially offset by higher variable manufacturing costs associated with material yield in the first five months of 2025, which was unfavorable to projected rates ($0.8 million unfavorable in the first nine months of 2025 versus $0.2 million unfavorable in the first nine months of 2024), higher labor rates ($2.3 million), decreased labor productivity associated with onboarding new employees ($1.2 million), higher maintenance expense, primarily associated with downed equipment, extreme winter weather events in the first quarter of 2025 and tariff impacts ($1.0 million), higher die expense associated with the timing of purchases in the first quarter of 2025 ($0.7 million), higher expense for externally purchased (versus internally produced) billet related to increasing volume ($1.0 million) and higher utilities ($0.7 million).
◦The timing of the flow-through under the FIFO method of aluminum raw material costs, which were previously acquired at lower prices in a quickly changing commodity pricing environment and passed through to customers, resulted in a benefit of $5.4 million in the first nine months of 2025 versus a charge of $1.0 million in the first nine months of 2024.
•Higher fixed costs associated with wage increases and compensation-related costs ($2.4 million), higher maintenance and utilities ($1.2 million) and added resources to support increasing volume ($0.9 million).
•Higher SG&A expenses primarily associated with employee-related compensation ($3.3 million), increased training and onboarding expense ($0.5 million) and routine environmental compliance costs ($0.3 million).
•Higher other expense for employee-related medical costs caused by an increase in the number of high-cost medical claims versus favorable experience in recent years ($1.1 million). The Company is self-insured for medical claims with stop loss coverage for claims of over $0.3 million.
Manufacturing costs versus expectations during the second quarter of 2025 were unfavorable by approximately $3 million, which occurred in April and May due to inefficiencies from the ramp-up of production and hiring to fulfill the higher order rate. These issues were resolved and did not recur in the third quarter of 2025.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025 (“Third Quarter Form 10-Q”) for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $17 million in 2025, including $5 million for productivity projects and $12 million for capital expenditures required to support continuity of operations. Depreciation expense is projected to be $15 million in 2025. Amortization expense is projected to be $2 million in 2025.
PE Films
PE Films produces surface protection films, polyethylene overwrap films and films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/	Nine Months Ended		Favorable/
(In thousands, except percentages)	September 30,		(Unfavorable)	September 30,		(Unfavorable)
	2025	2024	% Change	2025	2024	% Change
Sales volume (lbs)	9,656	9,640	0.2%	29,093	30,223	(3.7)%
Net sales	$25,883	$24,879	4.0%	$76,017	$78,811	(3.5)%
Variable costs	11,922	12,294	3.0%	35,586	37,522	5.2%
Manufacturing fixed costs[1]	3,785	3,496	(8.3)%	10,487	9,832	(6.7)%
Selling, general and administrative costs[1]	2,961	3,173	6.7%	8,420	8,480	0.7%
Other[2]	(6)	40	115.0%	70	64	(9.4)%
EBITDA from ongoing operations	$7,221	$5,876	22.9%	$21,454	$22,913	(6.4)%
Depreciation & amortization	(1,224)	(1,299)	5.8%	(3,705)	(3,944)	6.1%
EBIT from ongoing operations[3]	$5,997	$4,577	31.0%	$17,749	$18,969	(6.4)%
Capital expenditures	$529	$517		$1,411	$1,127
1. Excludes related depreciation and amortization.
2. Includes segment allocated employee compensation benefit expenses.
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.

Third Quarter 2025 Results vs. Third Quarter 2024 Results
Net sales in the third quarter of 2025 increased 4.0% versus the third quarter of 2024 due to an increase in sales volume in surface protection films. Sales volume increased 10.9% in surface protection films versus the third quarter of 2024 and 16.1% versus the second quarter of 2025. Recent volume performance for Surface Protection is expected to moderate for the remainder of the year. Volume for overwrap films, which are predominantly manufactured and sold in the U.S. and used in consumer staple items, decreased 11.0% in the third quarter of 2025 versus the third quarter of 2024.
To date, Surface Protection has not experienced an adverse impact on customer demand related to tariff actions; however, the situation remains fluid and the impact on consumer electronics is uncertain.
EBITDA from ongoing operations in the third quarter of 2025 increased $1.4 million versus the third quarter of 2024, primarily due to:
•An increase in contribution margin of $1.4 million resulting from:
◦A $1.8 million increase from Surface Protection associated with higher volume ($0.7 million), cost improvements and favorable productivity ($1.0 million) and the pass-through lag associated with resin costs (a charge of $0.1 million in the third quarter of 2025 versus a charge of $0.2 million in the third quarter of 2024).
◦A $0.4 million decrease from overwrap films primarily due to lower volume ($0.1 million) and unfavorable productivity ($0.3 million)
There have been significant cyclical swings in the sales volume and EBITDA from ongoing operations for PE Films since the beginning of 2022, largely due to the unprecedented downturn in the display industry during the second half of 2022 and first half of 2023. EBITDA from ongoing operations for the past 3.75 years (first nine months of 2025, full year 2024, 2023 and 2022) has averaged approximately $5.0 million per quarter. The top four customers comprised 88% of the net sales for PE Films for the first nine months of 2025 and all of 2024.
First Nine Months of 2025 Results vs. First Nine Months of 2024 Results
Net sales in the first nine months of 2025 decreased 3.5% compared to the first nine months of 2024 due to a decrease in sales volume in Surface Protection and overwrap films. Sales volume decreased 1.9% in Surface Protection in the first nine months of 2025 versus the first nine months of 2024. Sales volume for overwrap films decreased 5.7% in the first nine months of 2025 versus the first nine months of 2024.
EBITDA from ongoing operations in the first nine months of 2025 decreased $1.5 million versus the first nine months of 2024, primarily due to:
•A decrease in contribution margin of $0.8 million resulting from:
◦Flat contribution margin in Surface Protection associated with lower volume ($3.2 million) offset by cost improvements and favorable pricing ($2.7 million) and the pass-through lag associated with resin costs (a charge of $0.2 million in the first nine months of 2025 versus a charge of $0.7 million in the first nine months of 2024).
◦A $0.8 million decrease in overwrap films primarily due to lower volume, unfavorable mix and pricing ($0.9 million) and unfavorable productivity ($0.3 million), partially offset by cost improvements ($0.2 million) and the pass-through lag associated with resin costs (a charge of $0.1 million in the first nine months of 2025 versus a charge of $0.3 million in the first nine months of 2024).
•Higher fixed costs primarily associated with wage increases and compensation-related costs ($0.4 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Third Quarter Form 10-Q for additional information on resin price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $2 million in 2025, including $1 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $5 million in 2025. There is no amortization expense for PE Films.

Corporate Expenses, Interest, Taxes and Other
Corporate expenses, net in the first nine months of 2025 increased $4.9 million compared to the first nine months of 2024 primarily due to higher professional fees associated with business development activities ($5.3 million) and higher employee-related incentive compensation ($2.0 million), partially offset by a gain on the sale of corporate-owned land ($1.5 million) and lower external and internal audit fees ($0.7 million). The Company does not expect significant expenses from business development activities in the fourth quarter of 2025.
Interest expense was $3.6 million in the first nine months of 2025 in comparison to $3.5 million in the first nine months of 2024. The increase was primarily due to the write-off of deferred financing fees related to the entry into Amendment No. 5 to the Second Amended and Restated Credit Agreement of $0.8 million, partially offset by lower weighted average total debt outstanding and lower interest rates.
The effective tax rate used to compute income taxes (benefit) from continuing operations in the first nine months of 2025 was 27.1% compared to 27.5% in the first nine months of 2024. The effective tax rate in the first nine months of 2025 and the first nine months of 2024 was impacted by taxable discrete items, including stock-based compensation. See Note (d) to Financial Tables in this Press Release for information related to the effective tax rate from ongoing operations. Refer to Note 8 to the Company’s Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q for an explanation of differences between the effective tax rate for income (loss) from continuing operations and the U.S. federal statutory rate for 2025 and 2024.
Debt, Financial Leverage, Debt Covenants and Debt Refinancing
Total debt was $49.5 million at September 30, 2025 and $61.9 million at December 31, 2024. Cash, cash equivalents were $13.3 million at September 30, 2025 and $7.1 million at December 31, 2024. Net debt (total debt in excess of cash & cash equivalents), a non-GAAP financial measure, was $36.2 million at September 30, 2025 and $54.8 million at December 31, 2024. See Note (e) to the Financial Tables in this Press Release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
Total debt decreased $12.4 million and net debt decreased $18.6 million in the first nine months of 2025 versus the end of 2024 due to $9.8 million received in the first quarter of 2025 from the post-closing settlement associated with the sale of Terphane and segment EBITDA from ongoing operations of $56.7 million, partially offset by total corporate expenses of $21.6 million, interest expense of $3.6 million, capital expenditures of $9.2 million and additional working capital of $13.4 million mainly resulting from the impact of tariffs in 2025.
As of September 30, 2025, the Company was in compliance with all covenants under its $125 million asset-based credit agreement, which matures May 6, 2030 (the "ABL Facility"). Availability for borrowings under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including trade accounts receivable, inventory, and owned machinery and equipment. As of September 30, 2025, funds available to borrow under the ABL Facility were approximately $73 million. The median daily liquidity under the ABL Facility during the third quarter of 2025 was $53 million compared with a median of $54 million during the second quarter of 2025. Refer to Note 10 to the Company’s Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q for additional details on the primary debt covenants.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•the impact of macroeconomic factors, such as inflation, interest rates and recession risks;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•noncompliance with any of the financial and other restrictive covenants in the ABL Facility;
•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•an information technology system failure or breach;

•risks of doing business in countries outside the U.S. that affect our international operations;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•political, economic and regulatory factors concerning the Company’s products;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•failure by governmental entities to prevent foreign companies from evading antidumping and countervailing duties;
•unanticipated problems or delays with the implementation of the enterprise resource planning and manufacturing executions systems, or security breaches and other disruptions to the Company's information technology infrastructure;
•loss of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•inability to successfully complete strategic acquisitions or dispositions, failure to realize the expected benefits of such acquisitions or dispositions, and assumption of unanticipated risks in such acquisitions or dispositions;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A. Risk Factors of the Company’s Form 10-K for the year ended December 31, 2024. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and surface protection films for high-technology applications in the global electronics industry. With approximately 1,700 employees, the Company operates manufacturing facilities in North America and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Sales	$194,942	$146,064	$538,796	$443,976
Other income (expense), net (c)	4	(26)	1,381	304
	194,946	146,038	540,177	444,280

Cost of goods sold (c)	157,209	122,471	441,387	356,591
Freight	6,589	5,468	18,309	15,812
Selling, R&D and general expenses (c)	20,372	18,974	61,947	54,713
Amortization of identifiable intangibles	440	440	1,319	1,339
Pension and postretirement benefits	27	54	30	163
Interest expense	768	1,192	3,566	3,515
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	418	—	435	587
	185,823	148,599	526,993	432,720
Income (loss) from continuing operations before income taxes	9,123	(2,561)	13,184	11,560
Income tax expense (benefit)	2,014	828	3,575	3,175
Net income (loss) from continuing operations	7,109	(3,389)	9,609	8,385
Income (loss) from discontinued operations, net of tax	(35)	(557)	9,297	(251)
Net income (loss)	$7,074	$(3,946)	$18,906	$8,134

Earnings (loss) per share:
Basic:
Continuing operations	$0.20	$(0.10)	$0.28	$0.24
Discontinued operations	—	(0.01)	0.27	—
Basic earnings (loss) per share	$0.20	$(0.11)	$0.55	$0.24
Diluted:
Continuing operations	$0.20	$(0.10)	$0.28	$0.24
Discontinued operations	—	(0.01)	0.27	—
Diluted earnings (loss) per share	$0.20	$(0.11)	$0.55	$0.24

Shares used to compute earnings (loss) per share:
Basic	34,773	34,391	34,721	34,364
Diluted	34,773	34,391	34,721	34,364

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net Sales
Aluminum Extrusions	$162,470	$115,717	$444,470	$349,353
PE Films	25,883	24,879	76,017	78,811
Total net sales	188,353	140,596	520,487	428,164
Add back freight	6,589	5,468	18,309	15,812
Sales as shown in the condensed consolidated statements of income	$194,942	$146,064	$538,796	$443,976

EBITDA from Ongoing Operations (f)
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$16,808	$6,177	$35,251	$31,624
Depreciation & amortization	(4,190)	(4,404)	(12,509)	(13,392)
EBIT (b)	12,618	1,773	22,742	18,232
Plant shutdowns, asset impairments, restructurings and other (c)	(927)	(2,170)	(2,151)	(4,986)
PE Films:
Ongoing operations:
EBITDA (b)	$7,221	$5,876	$21,454	$22,913
Depreciation & amortization	(1,224)	(1,299)	(3,705)	(3,944)
EBIT (b)	5,997	4,577	17,749	18,969
Plant shutdowns, asset impairments, restructurings and other (c)	12	—	13	(584)
Total	17,700	4,180	38,353	31,631
Interest income	6	5	16	30
Interest expense	768	1,192	3,566	3,515
Gain on investment in kaleo, Inc.	—	—	—	144
Corporate expenses, net (c)	7,815	5,554	21,619	16,730
Income (loss) from continuing operations before income taxes	9,123	(2,561)	13,184	11,560
Income tax expense (benefit)	2,014	828	3,575	3,175
Net income (loss) from continuing operations	7,109	(3,389)	9,609	8,385
Income (loss) from discontinued operations, net of tax	(35)	(557)	9,297	(251)
Net income (loss)	$7,074	$(3,946)	$18,906	$8,134

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash & cash equivalents	$13,291	$7,062
Accounts & other receivables, net	87,931	64,817
Income taxes recoverable	284	—
Inventories	62,006	51,381
Prepaid expenses & other	11,375	16,567
Total current assets	174,887	139,827
Property, plant & equipment, net	130,397	137,032
Right-of-use leased assets	13,267	14,635
Identifiable intangible assets, net	6,008	7,326
Goodwill	22,446	22,446
Deferred income taxes	29,671	32,517
Other assets	2,130	2,448
Non-current assets of discontinued operations	—	126
Total assets	$378,806	$356,357
Liabilities and Shareholders’ Equity
Accounts payable	$79,247	$64,704
Accrued expenses	22,801	22,168
Lease liability, short-term	2,345	2,453
Short-term debt	—	1,322
Income taxes payable	492	320
Current liabilities of discontinued operations	—	741
Total current liabilities	104,885	91,708
Lease liability, long-term	11,472	12,993
ABL revolving facility	49,500	60,600
Pension and other postretirement benefit obligations, net	5,772	5,914
Deferred income taxes	69	69
Other non-current liabilities	4,917	4,105
Shareholders’ equity	202,191	180,968
Total liabilities and shareholders’ equity	$378,806	$356,357

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$18,906	$8,134
Adjustments for noncash items:
Depreciation	15,041	18,372
Amortization of intangibles	1,319	1,410
Reduction of right-of-use assets	1,584	1,735
Deferred income taxes	2,873	2,975
Accrued pension and postretirement benefits	134	163
Stock-based compensation expense	1,759	1,950
Gain on investment in kaléo	—	(144)
Gain on the sale of assets	(1,497)	—
Gain on sale of divested business	(9,657)	—
Changes in assets and liabilities:
Accounts and other receivables	(23,113)	(14,683)
Inventories	(10,615)	(8,711)
Income taxes recoverable/payable	(111)	(952)
Prepaid expenses and other	5,909	(286)
Accounts payable and accrued expenses	14,407	(3,454)
Lease liability	(1,800)	(2,118)
Pension and postretirement benefit plan contributions	(430)	(455)
Other, net	2,559	2,117
Net cash provided by (used in) operating activities	17,268	6,053
Cash flows from investing activities:
Capital expenditures	(9,246)	(7,696)
Proceeds from the sale of Terphane	9,835	—
Proceeds on sale of investment in kaléo	—	144
Proceeds from the sale of assets	1,904	83
Net cash provided by (used in) investing activities	2,493	(7,469)
Cash flows from financing activities:
Borrowings	103,747	519,274
Debt principal payments	(116,173)	(522,240)
Debt financing costs	(1,272)	(587)
Net cash provided by (used in) financing activities	(13,698)	(3,553)
Effect of exchange rate changes on cash	166	(1,898)
Increase (decrease) in cash and cash equivalents	6,229	(6,867)
Cash and cash equivalents at beginning of period	7,062	13,455
Cash and cash equivalents at end of period	$13,291	$6,588

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan prior to termination and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and nine months ended September 30, 2025 and 2024 is shown below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2025	2024	2025	2024
Net income (loss) from continuing operations as reported under GAAP[1]	$7.1	$(3.4)	$9.6	$8.4
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.3	—	0.3	0.5
(Gains) losses from sale of assets and other:
Valuation allowance on existing deferred tax assets as a result of the sale of Terphane	—	1.8	—	1.8
Other	1.8	1.8	4.7	4.6
Net income (loss) from ongoing operations[1]	$9.2	$0.2	$14.6	$15.3

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$0.20	$(0.10)	$0.28	$0.24
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.01	—	0.01	0.01
(Gains) losses from sale of assets and other:
Valuation allowance on existing deferred tax assets as a result of the sale of Terphane	—	0.05	—	0.05
Other	0.05	0.06	0.12	0.14
Earnings (loss) per share from ongoing operations (diluted)	$0.26	$0.01	$0.41	$0.44
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (d).
(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker (“CODM”) to assess segment financial performance. The Company uses sales less freight (“net sales”) as its measure of revenues from external customers at the segment level. For more business segment information, see Note 9 to the Company’s Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q.
    EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and nine months ended September 30, 2025 and 2024 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended September 30, 2025		Nine Months Ended September 30, 2025
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Production equipment asset impairment	$0.4	$0.3	$0.4	$0.3
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	0.4	0.3	1.2	0.9
Legal fees associated with the Aluminum Extruders Trade Case and other matters[1]	—	—	0.1	0.2
Storm damage to the Newnan, Georgia plant[1]	—	—	(0.2)	(0.1)
Aluminum extrusion press fire at the Newnan, Georgia plant[1]	0.1	0.1	0.1	0.1
Aluminum premium charge as a result of unplanned maintenance interruptions[2]	—	—	0.3	0.2
Total for Aluminum Extrusions	$0.9	$0.7	$1.9	$1.6
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$1.8	$1.4	$5.6	$4.3
Professional fees associated with remediation activities related to internal control over financial reporting[1]	—	—	0.2	0.1
Group annuity contract premium adjustment[3]	—	—	0.1	0.1
Professional fees associated with the transition to the ABL Facility[1]	—	—	0.2	0.2
Proceeds on the sale of corporate-owned land[3]	—	—	(1.5)	(1.2)
Total for Corporate	$1.8	$1.4	$4.6	$3.5
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Cost of Goods Sold” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.

	Three Months Ended September 30, 2024		Nine Months Ended September 30, 2024
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.7	$0.5	$2.1	$1.6
Storm damage to the Newnan, Georgia plant[1]	—	—	0.3	0.2
Legal fees associated with the Aluminum Extruders Trade Case[1]	0.4	0.3	0.9	0.7
Resolution of customer quality complaint[4]	0.8	0.6	0.8	0.6
Total for Aluminum Extrusions	$1.9	$1.4	$4.1	$3.1
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Richmond, Virginia Technical Center closure expenses, including severance[2]	$—	$—	$0.3	$0.2
Richmond, Virginia Technical Center lease modification[2]	—	—	0.3	0.3
Total for PE Films	$—	$—	$0.6	$0.5
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.1	$0.1	$0.3	$0.4
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.3	0.2	1.6	1.2
Professional fees associated with the transition to the ABL Facility[1]	0.1	0.1	0.3	0.2
Valuation allowance on existing deferred tax assets as a result of the sale of Terphane[5]	—	1.8	—	1.8
Group annuity contract premium adjustment[3]	—	—	(0.2)	(0.2)
Total for Corporate	$0.5	$2.2	$2.0	$3.4
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. For more information, see Note (g).
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.
4. Included in “Sales” in the condensed consolidated statements of income.
5. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.

(d) For discussion on Tredegar’s presentation of net income (loss) from ongoing operations, please refer to Note (a) above. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and nine months ended September 30, 2025 and 2024 and are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended September 30, 2025	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations as reported under GAAP	$9.1	$2.0	$7.1	22.1%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1	0.3
(Gains) losses from sale of assets and other	2.3	0.5	1.8
Net income (loss) from ongoing operations	$11.8	$2.6	$9.2	22.1%
Three Months Ended September 30, 2024
Net income (loss) from continuing operations as reported under GAAP	$(2.6)	$0.8	$(3.4)	(32.3)%
(Gains) losses from sale of assets and other	2.4	(1.2)	3.6
Net income (loss) from ongoing operations	$(0.2)	$(0.4)	$0.2	200.0%
Nine Months Ended September 30, 2025
Net income (loss) from continuing operations as reported under GAAP	$13.2	$3.6	$9.6	27.1%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1	0.3
(Gains) losses from sale of assets and other	6.1	1.4	4.7
Net income (loss) from ongoing operations	$19.7	$5.1	$14.6	25.8%
Nine Months Ended September 30, 2024
Net income (loss) continuing operations as reported under GAAP	$11.6	$3.2	$8.4	27.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.1	0.5
(Gains) losses from sale of assets and other	6.0	(0.4)	6.4
Net income (loss) from ongoing operations	$18.2	$2.9	$15.3	15.9%
(e) Net debt is calculated as follows:

(In millions)	September 30,	December 31,
	2025	2024
Short-term debt	$—	$1.3
ABL revolving facility	49.5	60.6
Total debt	49.5	61.9
Less: Cash and cash equivalents	13.3	7.1
Net debt	$36.2	$54.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
Net leverage ratio is a non-GAAP financial measure. It is not intended to represent the stand-alone results for Tredegar under GAAP and should not be considered as an alternative to net income (loss) and total debt as defined by GAAP. Net leverage ratio is utilized by management in evaluating the Company’s financial leverage, and management believes that investors also may find the net leverage ratio to be helpful for the same purposes. In addition, earnings before interest, taxes, depreciation and amortization as defined in the ABL Facility ("Credit EBITDA") is provided below.

As of or for Twelve Months Ended September 30, 2025[1]
($ in millions)
Net debt	$36.2
Credit EBITDA[2]	$53.2
Net leverage ratio	0.7
1.Actual Credit EBITDA amounts are for the twelve months ended September 30, 2025 and actual net debt amounts are as of September 30, 2025. 2.See Note (h) for more information.

(f)    Tredegar’s presentation of Consolidated EBITDA from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method). Consolidated EBITDA from ongoing operations also excludes depreciation & amortization, stock option-based compensation costs, interest and income taxes. Consolidated EBITDA is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation of Consolidated EBITDA from ongoing operations for the three and nine months ended September 30, 2025 and 2024 is shown below:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2025	2024	2025	2024
Net income (loss) from continuing operations as reported under GAAP[1]	$7.1	$(3.4)	$9.6	$8.4
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.3	—	0.3	0.5
Valuation allowance on existing deferred tax assets as a result of the sale of Terphane	—	1.8	—	1.8
(Gains) losses from sale of assets and other	1.8	1.8	4.7	4.6
Net income (loss) from ongoing operations[1]	9.2	0.2	14.6	15.3
Depreciation and amortization	5.5	5.8	16.4	17.6
Interest expense	0.8	1.2	3.6	3.5
Income taxes from ongoing operations[1]	2.6	(0.4)	5.1	2.9
Consolidated EBITDA from ongoing operations	$18.1	$6.8	$39.7	$39.3
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from continuing operations are shown in Note (d).
(g)    In August 2023, the Company adopted a plan to close the PE Films technical center in Richmond, VA and reduce its efforts to develop and sell films supporting the semiconductor market. Future research & development activities for PE Films will be performed at the production facility in Pottsville, PA. PE Films continues to have new business opportunities primarily relating to surface protection films that protect components of flat panel and flexible displays. All activities ceased at the PE Films technical center in Richmond, VA as of the end of the first quarter of 2024.

(h)     The computation of Credit EBITDA, as defined in the ABL Facility, is presented below.

Computations of Credit EBITDA (as defined in the ABL Facility) as of and for the Twelve Months Ended September 30, 2025 *
Computations of Credit EBITDA for the twelve months ended September 30, 2025 (in thousands):
Net income (loss)	$(53,793)
Plus:
After-tax losses related to discontinued operations	56,062
Total income tax expense for continuing operations	235
Interest expense	4,715
Depreciation and amortization expense for continuing operations	21,996
All non-cash losses and expenses, plus cash losses and expenses not to exceed $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings (cash-related of $9,926)	23,735
Charges related to stock option grants and awards accounted for under the fair value-based method	—
Losses related to the application of the equity method of accounting	—
Losses related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	—
Fees, costs and expenses incurred in connection with the amendment process (Amendment No. 3 “ABL Transition”)	289
Fees, costs and expenses incurred in connection with the amendment process (Amendment No. 5)	—
Minus:
After-tax income related to discontinued operations	—
Total income tax benefits for continuing operations	—
Interest income	(22)
All non-cash gains and income, plus cash gains and income in excess of $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings	—
Income related to changes in estimates for stock option grants and awards accounted for under the fair value-based method	—
Income related to the application of the equity method of accounting	—
Income related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	—
Plus or minus, as applicable, pro forma EBITDA adjustments associated with acquisitions and asset dispositions	—
Credit EBITDA	$53,217
Fixed charge coverage ratio**:
Credit EBITDA	$53,217
Unfinanced capital expenditures	$15,516
Fixed charges	$5,494
Fixed charge coverage ratio	6.86
*Credit EBITDA is not intended to represent net income (loss) or cash flow from operations as defined by GAAP and should not be considered as an alternative to either net income (loss) or to cash flow.
** Fixed Charge Coverage Ratio is computed as the ratio of (a) Credit EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211